Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Trust II, Inc. (SST II) Announces Closing Date of Primary Offering

LADERA RANCH, Calif. – September 30, 2016 – Strategic Storage Trust II, Inc. (SST II) – which is sponsored by SmartStop Asset Management, LLC – recently announced the close of its primary offering effective January 9, 2017. In connection with the closing, SST II will only accept the subscription agreement if DST, the transfer agent for SST II, receives such subscription agreement in good order and the account is fully funded no later than the close of business on January 9, 2017. Any subscriptions received or funded after January 9, 2017 will be promptly returned.

About Strategic Storage Trust II, Inc. (SST II)

Strategic Storage Trust II, Inc. (SST II) is a public non-traded REIT that focuses on stabilized, income producing self storage properties. The SST II portfolio currently consists of 66 operating self storage facilities located in 14 states and Toronto, Canada, comprising approximately 42,270 self storage units and approximately 4.9 million rentable square feet of storage space.

About SmartStop Asset Management, LLC

SmartStop Asset Management, LLC is a diversified real estate company with a managed portfolio that currently includes approximately 59,400 self storage units and approximately 6.7 million rentable square feet and nearly $1 billion of real estate assets under management. The company is the asset manager for 89 self storage facilities located throughout the United States and Toronto, Canada. SmartStop Asset Management is the sponsor of SSTII and Strategic Storage Growth Trust, Inc. (SSGT), a public non-traded REIT focused on opportunistic self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.